News Release

Valera Pharmaceuticals Reports Second Quarter 2006
Financial Results and Milestone Progress

Cranbury, N.J., July 27, 2006 – Valera Pharmaceuticals (NASDAQ:VLRX), a specialty pharmaceutical company focused on the development, acquisition and commercialization of products for the urology and endocrinology markets, today announced financial results for the second quarter and six months ended June 30, 2006 and recapped certain milestone achievements.

•	Valera submitted a New Drug Application to the U.S. Food and Drug Administration (FDA) seeking approval for SUPPRELIN®-LA, a 12-month implant for the treatment of central precocious puberty, or the early onset of puberty in young children.

•	First-half 2006 U.S. unit sales of VANTAS®, Valera’s 12-month implant for the treatment of advanced prostate cancer, increased 7% over the first six months of 2005 and, on a sequential basis, unit sales in the second quarter of 2006 increased 16% over the first quarter of 2006.

•	An Investigational New Drug Application was submitted to the FDA for VP004, a subdermal implant utilizing Valera’s Hydron technology to deliver naltrexone, over an extended period of time, for the treatment of opioid addiction.

•	Subsequent to the close of the second quarter of 2006, Valera announced a strategic alliance that will provide Spepharm B.V. with exclusive marketing and distribution rights to VANTAS and SUPPRELIN-LA for the European Union, Switzerland, and Norway.

Financial Results

For the three months ended June 30, 2006, unit sales of VANTAS were 4,074 units. This included sales of 3,959 units in the United States as well as Valera’s first international shipment of 115 units to Paladin Labs in preparation for a Canadian launch anticipated for year-end 2006.

Total U.S. VANTAS sales of 3,959 units in the second quarter of 2006 were roughly equivalent to the 3,974 units sold in the second quarter of 2005, despite the fact that at that time, unit sales benefited, in part, from a temporary pricing advantage for VANTAS prior to changes in the Medicare reimbursement environment that began in the third quarter of 2005. In addition, U.S. sales of VANTAS posted a 16% gain from the 3,412 units sold in the first quarter of 2006.

Total net revenues for the second quarter of 2006 were $6.2 million, a decrease of 40% from the $10.3 million recorded in the second quarter of 2005, but an increase of 13% from $5.5 reported for the first quarter of 2006. Although second quarter 2006 unit sales of VANTAS were relatively consistent year-to-year, overall net revenues for this period decreased as a result of lower net average selling prices due to changes in Medicare reimbursement levels.

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Valera Reports 2006 Second-Quarter Results

Loss from operations for the three months ended June 30, 2006 was $3.0 million compared to income of $1.5 million for the three months ended June 30, 2005, reflecting a corresponding contraction in operating margins. While total operating expenses in the second quarter of 2006 increased 5% to $9.2 million from $8.8 million in the second quarter of 2005, the decrease in operating margins was primarily due to the above noted year-over-year decline in second-quarter 2006 average selling prices and net revenues.

For the six months ended June 30, 2006, total U.S. unit sales of VANTAS increased 7% to 7,371 units from 6,899 units in the same period of 2005. Despite the gain in the number of VANTAS units sold, total net revenue in the first-half of 2006 was $11.8 million compared to $18.0 million in the first-half of 2005. The 35% year-over-year decline in net revenues was a direct result of lower net average selling prices due to decreased Medicare reimbursement rates. This decline in net revenues resulted in a loss from operations for the six months ended June 30, 2006 of $5.3 million compared to income of $3.2 million for the six months ended June 30, 2005.

As of June 30, 2006, cash, cash equivalents, and investments held-to-maturity were approximately $24.1 million compared to $2.3 million as of December 31, 2005. The cash position reflects the completion of the Company’s initial public offering of common stock in February 2006, which generated net proceeds of approximately $30 million.

Milestone Achievements

SUPPRELIN-LA: In June 2006, Valera submitted a New Drug Application to the FDA for marketing approval of SUPPRELIN-LA, a 12-month implant for treating central precocious puberty (CPP). This marked a major milestone for Valera, as SUPPRELIN-LA would be the second product to emerge from its pipeline that utilizes the Company’s proprietary Hydron implant technology. Additionally, Valera expects the product to offer significant commercial opportunities. The U.S. CPP therapy market is estimated at over $75 million annually and is dominated by intramuscular injections of leuprolide administered to afflicted children every three or four weeks. Depending on the age of the child at the time of diagnosis, CPP hormonal therapy could run three to five years, or longer. Valera believes a 12-month implant offers an attractive treatment option for CPP patients, their parents, and the pediatric endocrinologists who treat these children.

Naltrexone Implant: During the second quarter of 2006, Valera submitted an Investigational New Drug Application (IND) to the FDA for VP004, a subdermal implant utilizing Valera’s Hydron technology to deliver naltrexone, over an extended period of time, for the treatment of opioid addiction. With this IND having been submitted, Valera said it is now preparing for a Phase I/II, open label study of its naltrexone implant in healthy volunteers with a history of opioid abuse. The lead investigator is the pioneering addiction researcher and renowned authority on naltrexone, Donald Jasinski, M.D., Professor of Medicine, Chief Center for Chemical Dependence, Johns Hopkins Bayview Medical Center. Valera’s goal is the development of an implant that can provide controlled release of naltrexone for three to six months. Valera believes such a product would offer significant advantages over the currently approved daily oral formulation of naltrexone for treating opioid dependence, particularly with regard to patient compliance.

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Valera Reports 2006 Second-Quarter Results

European Partnership: Subsequent to the close of the second quarter of 2006, Valera announced a partnership with Spepharm Holding B.V. for the exclusive marketing and distribution rights to VANTAS and SUPPRELIN-LA in the European Union, Switzerland and Norway. Spepharm is a newly created entity, led by a highly experienced management team and backed by two leading life science investment firms TVM Capital and Sanders Morris Harris Inc. Valera will own 19.9% of Spepharm and will have a seat on its Board. A Dutch company with its principal operating unit in Paris, France, Spepharm’s growth strategy centers on establishing pre-eminence as a pan-European specialty pharmaceutical company focused on the hospital and specialty markets, particularly urology and endocrinology. Spepharm possesses a highly experienced management team with an in-depth knowledge of the European market. This is exemplified by Spepharm’s CEO Jean-François Labbé, who has extensive experience in marketing and sales through his former positions as CEO for Parke-Davis France, President of Hoechst Marion Roussel Europe, and more recently CEO of OTL Pharma and COO of Prostrakan.

Conference Call Information

Valera Pharmaceuticals will conduct a conference call today, July 27, 2006, at 8:30 a.m. ET to discuss its financial results and its progress with respect to certain milestones. To participate in this conference, dial (800) 289-0461 shortly before 8:30 a.m. ET. The live conference call and a replay, through August 18, 2006, are also available as a webcast which can be accessed via the Investors and Media Center pages of Valera’s website at www.valerapharma.com.

About Valera Pharmaceuticals

Valera Pharmaceuticals is a specialty pharmaceutical company focused on developing, acquiring, and commercializing products to treat urology and endocrinology diseases and disorders. Utilizing its innovative Hydron technology, Valera is developing soft, compact and flexible hydrogel-based implants which can be designed to release therapeutic agents at a controlled rate for up to twelve months. VANTAS®, a patent protected once-per-year implant currently marketed by Valera for the palliative treatment of advanced prostate cancer, employs this drug delivery technology. Additional information about Valera Pharmaceuticals is available at: http://www.ValeraPharma.com/

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This press release contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about the Valera’s industry, beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates,” and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond Valera’s control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this press release might not occur. These risks and uncertainties include, among others, those described in “Risk Factors’’ contained in the Valera’s Form 10-K as filed with the Securities and Exchange Commission on March 20, 2006. You are cautioned not to place undue reliance on these forward-looking statements. You should read the Valera’s filings with the Securities and Exchange Commission, including Form 10-K, and the documents that Valera refers to therein and have filed as exhibits with the understanding that actual future results and events may be materially different from what Valera currently expects. The forward-looking statements included in this press release reflect the Company’s views and assumptions only as of the date of this press release. Except as required by law, Valera undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Valera Reports 2006 Second-Quarter Results

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Contact at Valera Pharmaceuticals
Stuart Z. Levine, Ph.D.
Director, Investor Relations
609-409-9010 Ext. 3202
slevine@valerapharma.com

Financial Tables Follow

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Valera Reports 2006 Second-Quarter Results

VALERA PHARMACEUTICALS, INC
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Net product sales	$6,215	$10,279	$11,740	$17,965
Licensing revenue	5	7	12	16

Total net revenue	6,220	10,286	11,752	17,981
Operating costs and expenses:
Cost of product sales	1,653	2,951	3,114	3,974
Research and development	1,817	1,861	3,834	2,921
Selling and marketing	3,770	2,820	6,479	5,321
General and administrative	1,980	1,145	3,611	2,533
Amortization of intangible assets	26	—	26	—

Total operating costs and expenses	9,246	8,777	17,064	14,749

(Loss) income from operations	(3,026)	1,509	(5,312)	3,232

Interest income	294	14	505	29
Interest expense	—	(1)	(27)	(2)

(Loss) income before income taxes	(2,732)	1,522	(4,834)	3,259
Provision for income taxes	10	140	20	300

Net (loss) income	$(2,742)	$1,382	$(4,854)	$2,959

Basic net (loss) income per share	$(0.18)	$0.83	$(0.39)	$1.78
Diluted net (loss) income per share	$(0.18)	$0.12	$(0.39)	$0.26
Basic weighted average number of shares outstanding	14,886	1,667	12,290	1,667
Diluted weighted average number of shares outstanding	14,886	11,366	12,290	11,192
Proforma basic net (loss) income per share	$(0.18)	$0.13	$(0.34)	$0.29
Proforma diluted net (loss) income per share	$(0.18)	$0.12	$(0.34)	$0.26
Proforma basic weighted average number of shares outstanding	14,886	10,499	14,189	10,327
Proforma diluted weighted average number of shares outstanding	14,886	11,366	14,189	11,192
Note: Proforma weighted average shares assumes conversion of preferred shares into common shares as of the beginning of each period.

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Valera Reports 2006 Second-Quarter Results

VALERA PHARMACEUTICALS, INC
BALANCE SHEETS
(in thousands, except par value)

	June 30, 2006	Dec. 31, 2005
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$18,149	$2,340
Investments held-to-maturity	5,925	—
Accounts receivable, net of allowances of $500 at June 30, 2006 and $385 at December 31, 2005	4,490	4,488
Inventories, net	4,306	3,191
Prepaid expenses and other current assets	1,172	726

Total current assets	34,042	10,745
Property, plant and equipment, net of accumulated depreciation of $1,640 at June 30, 2006 and $1,374 at December 31, 2005	6,570	4,194
Deferred offering costs	—	1,378
Deferred financing costs	90	124
Security deposits	91	91
Intangible assets, net of accumulated amortization of $26 at June 30, 2006	499	—
		-
Total assets	$41,292	$16,532

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$3,399	$1,421
Accrued liabilities	3,286	4,607
Note payable	—	1,525
Deferred revenue — current	—	329
Capital lease obligations — current	17	18

Total current liabilities	6,702	7,900
Other non current liabilities	150	—
Capital lease obligations — long term	18	—
Deferred revenue— long term	300	300
Commitments and contingent liabilities
Series A 6% Cumulative Convertible Preferred Stock, $0.001 par value; 0 and 7,000 shares issued and
outstanding; liquidation preference — $0 and $7,598 at June 30, 2006 and December 31, 2005, respectively	—	13,604
Series B 10% Cumulative Convertible Preferred Stock, $0.001 par value; 0 and 22,069 shares issued and outstanding; liquidation preference—$0 and $20,221 at June 30, 2006 and December 31, 2005 respectively	—	15,082
Series C 6% Cumulative Convertible Preferred Stock, $0.001 par value; 0 and 11,600 shares issued and outstanding; liquidation preference — $0 and $12,590 at June 30, 2006 and December 31, 2005, respectively	—	11,239

Shareholders’ equity (deficit):
Common stock, $0.001 par value; 30,000 authorized, 14,888 and 1,667 issued and outstanding at June 30, 2006 and December 31, 2005, respectively	15	2
Additional paid-in-capital	78,622	8,696
Deferred stock-based compensation	—	(630)
Accumulated deficit	(44,515)	(39,661)

Total shareholders’ equity (deficit)	34,122	(31,593)

Total liabilities and shareholders’ equity (deficit)	$41,292	$16,532